Exhibit 99.1


IMMEDIATE RELEASE

02-03-R


                      HERCULES ANNOUNCES AGREEMENT TO SELL
                  THE WATER TREATMENT BUSINESS OF BETZDEARBORN


WILMINGTON, DE, FEBRUARY 12, 2002 . . . Hercules Incorporated (NYSE: HPC) announced today that it has entered into an agreement to sell the Water Treatment business of its BetzDearborn Division to GE Specialty Materials, a unit of General Electric Company (NYSE: GE). The Paper Process Chemicals business, approximately one-third of the BetzDearborn company purchased by Hercules in 1998, will remain with Hercules. In addition, Hercules will have an agreement with GE to distribute and service BetzDearborn's water treatment products to the pulp and paper industry. This transaction is subject to regulatory and other customary approvals, and is expected to close in spring 2002. The purchase price is $1.8 billion in cash, with net after tax proceeds available for debt reduction of approximately $1.665 billion.

"This transaction is extremely significant for our Company and all our constituents including customers, employees, and shareholders," said Dr. William
H. Joyce, Chairman and Chief Executive Officer of Hercules. "Last year, the Company was in a difficult financial situation, carrying too much debt. A corporate-wide work process program to reduce costs has made the debt manageable and all of our businesses more valuable. The sale of the water treatment business is the second step in the program and will sharply reduce our debt and permit us to better support the corporation's remaining businesses and enhance shareholder value from a position of strength."

Since January 2001, from this and other transactions, the Company will have received net proceeds of approximately $2 billion enabling us to reduce debt. With greater financial flexibility Hercules will now focus on the future of its remaining businesses. These include Aqualon, Pulp and Paper (including the retained BetzDearborn Paper Process chemical products acquired in 1998), FiberVisions, and Rosins and Terpenes.

Aqualon is a world leader in managing the properties of water-based systems. The Pulp and Paper Division is the largest and most technically advanced supplier of functional, process and water treatment chemical programs for the pulp and paper industry. FiberVisions is the world's leading producer of polypropylene staple fibers for hygiene markets. The Rosins and Terpenes businesses produce specialty resins for adhesives and food and beverage applications.

BetzDearborn is a global water treatment service company emphasizing a total solutions approach to helping customers increase productivity, reduce operating costs, and meet environmental goals. The Water Treatment business has approximately $1 billion in annual sales, 3600 employees worldwide and 2001 EBITDA (earnings before interest, taxes, depreciation and amortization) of $217 million.

                                      # # #

Hercules manufactures and markets chemical specialties used in making a variety of products for home, office and industrial markets. The Company's businesses includes its Pulp and Paper Division, the world's largest source of chemicals for the paper industry; Aqualon, a world leader in products that modify physical properties of water-based systems; and FiberVisions, the world's leading producer of polypropylene staple fibers for hygiene markets. Its Rosins and Terpenes business produces specialty resins for adhesives and food and beverage applications. For more information, visit the Hercules website at www.herc.com.

Specialty Materials is a new GE growth platform offering a wide range of products including fused quartz, polymer additives, silicones and industrial diamonds. GESM uses technological innovation and Six Sigma to serve customers in markets as diverse as cosmetics, semi-conductors, oil drilling, construction and telecommunications. Visit GE Specialty Materials online at gespecialtymaterials.com.

BetzDearborn has its global headquarters in Trevose, Pennsylvania and is a division of Hercules Incorporated. They have offices in 52 countries and operations throughout the world. It has four regional centers and 25 production plants located in North America, Asia-Pacific, Europe, and Latin America. BetzDearborn is a world leader in the engineered chemical treatment of water and process systems in industrial, commercial and institutional facilities. Their products are used in plant utilities such as boilers, cooling towers, and wastewater systems, as well as in manufacturing operations. Visit BetzDearborn online at betzdearborn.com.

This news release includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management's current analysis and expectations, based on reasonable assumptions. Results could differ materially depending on such factors as business climate, economic and competitive uncertainties, failure to complete transactions, adverse legal and regulatory developments, and adverse changes in economic and political climates around the world. As appropriate, additional factors are contained in reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. This paragraph is included to provide safe harbor for forward-looking statements, which are not required to be publicly revised as circumstances change.

FOR MORE INFORMATION, CONTACT:
      HERCULES INCORPORATED:
      Media Contact:    John S. Riley, 302-594-6025
                        JRILEY@HERC.COM
      Investor Relations:     Robert C. Flexon, 302-594-6021
                        RFLEXON@HERC.COM
      GE SPECIALTY MATERIALS:
      Media Contact:    Milissa Rocker, 518-233-3893 / Pager - 518-341-3390
                        MILISSA.ROCKER@GEPEX.GE.COM
      BETZDEARBORN:     Robert J. Palangio, 215-953-2569
                        ROBERT.J.PALANGIO@BETZDEARBORN.COM